Exhibit 99.1

Date: July 18, 2016

FOR IMMEDIATE RELEASE

Horizon Bancorp Announces
Closing of LaPorte Bancorp, Inc. Merger

Michigan City, IN – Horizon Bancorp (NASDAQ GS: HBNC, “Horizon”), the parent of Horizon Bank, N.A., (“Horizon Bank”) today announced the completion of the acquisition of LaPorte Bancorp, Inc. (“LaPorte Bancorp”) and its wholly-owned subsidiary, The LaPorte Savings Bank, of LaPorte, Indiana, effective July 18, 2016. LaPorte Bancorp was merged into Horizon immediately followed by the merger of The LaPorte Savings Bank into Horizon Bank.

Under the terms of the Merger Agreement, shareholders of LaPorte Bancorp had the option to receive $17.50 per share in cash or 0.629 shares of Horizon common stock, or a combination of both, for each share of LaPorte Bancorp’s common stock, subject to allocation provisions to assure that in aggregate, LaPorte Bancorp shareholders received total consideration that consists of 65% stock and 35% cash. As a result of LaPorte stockholder stock and cash elections and the related proration provisions of the Merger Agreement, Horizon issued 2,280,992 shares of its common stock in the merger. Based upon the July 15, 2016 closing price of $26.31 per share of Horizon common stock, the transaction has an implied valuation of approximately $98.9 million.

Bringing together two of the largest community banks in LaPorte County, this merger further expands Horizon Bank’s branch network to fifty-four offices throughout northern and central Indiana and southern Michigan.  “As two long standing community banks within LaPorte County holding similar core values, we are confident that this merger will prove beneficial to our customers and the community,” said Craig M. Dwight, Horizon Bank’s Chairman and Chief Executive Officer.

Michele Thompson,  President & Chief Financial Officer of LaPorte Bancorp stated, “We are excited about joining the Horizon Bank family and look forward to the increased opportunities this union will provide our existing customers, employees and the communities we have served over the years.  I believe that our shared philosophy will help to ensure that a major and growing community bank remains in the LaPorte area.”

As previously announced, the banks will ultimately operate under the name Horizon Bank, although the current offices of The LaPorte Savings Bank will continue to operate under that name until the systems integration process is completed in October of 2016. The companies are finalizing integration plans that include a systems integration and sign change expected to take place the weekend of October 22, 2016. As a result, customer accounts will automatically change to Horizon accounts with no action required on the part of the customer. Customer checks, direct deposits, payments, and account numbers will remain unchanged in order to make this transition as smooth as possible.

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Page 2: Cont. Horizon Bancorp & LaPorte Bancorp, Inc. Merger

Due to the shared markets served by both banks, three full-service offices and one loan production office will be consolidated upon the completion of the systems integration scheduled for October, 2016. The offices to be consolidated are The LaPorte Savings Bank’s Indiana branches in Michigan City, Chesterton, and The LaPorte Savings Bank’s West side location and its St. Joseph, Michigan loan production office.  Each office to be closed is within 1.5 miles of an office that will remain open. As part of this office consolidation, Horizon has retained the retail branch personnel.  This will help to ensure proper support to assist with customer retention and integration. By 2017, Horizon expects office staffing to be right-sized through normal branch attrition and retirements.

As part of the merger, Horizon and Horizon Bank have added Michele Thompson to their respective boards of directors and will add two representatives to Horizon’s existing LaPorte County community advisory board.

Horizon was advised by Stephens, Inc. and the law firm of Barnes & Thornburg LLP.  LaPorte Bancorp was advised by Raymond James & Associates, Inc. and the law firm of Luse Gorman, PC.

About Horizon Bancorp
Horizon Bancorp is a locally owned, independent, commercial bank holding company serving northern and central Indiana and southwest and central Michigan through its commercial banking subsidiary Horizon Bank, N.A.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon may be reached online at www.horizonbank.com.  Its common stock is traded on the NASDAQ Global Select Market under the symbol HBNC.

About LaPorte Bancorp, Inc.
LaPorte Bancorp, Inc. is an Indiana corporation headquartered in LaPorte, Indiana with The LaPorte Savings Bank as its wholly owned subsidiary.  The LaPorte Savings Bank was founded in 1871 and offers a full range of banking services with seven branch locations serving northeast Indiana and a loan production office in Saint Joseph, Michigan.  LaPorte Bancorp may be reached online at www.laportesavingsbank.com.  Its common stock is traded on the NASDAQ Capital Market under the symbol LPSB.

Forward Looking Statements
This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon and LaPorte Bancorp. For these statements, Horizon and LaPorte Bancorp claim the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Horizon and LaPorte Bancorp, including the information in the filings each makes with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Horizon and LaPorte Bancorp have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

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Page 3: Cont. Horizon Bancorp & LaPorte Bancorp, Inc. Merger

Although Horizon’s and LaPorte Bancorp’s management believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s and LaPorte Bancorp’s respective Annual Reports on Form 10-K and other periodic filings with the Securities and Exchange Commission.  Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Horizon and LaPorte Bancorp do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Horizon Contact Information:	LaPorte Bancorp Contact Information:

Craig M. Dwight	Michele M. Thompson
Chairman and	President and
Chief Executive Officer	Chief Financial Officer
Phone: (219) 873-2725	Phone: (219) 362-7511

Mark E. Secor
Chief Financial Officer
Phone: (219) 873-2611
Fax: (219) 874-9280

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